CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$3,500,000	$352.45

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated May 4, 2016
(To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013, the

Prospectus Addendum dated February 3, 2015 and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$3,500,000

Buffered AutoCallable Dual Directional Notes due November 9, 2017

Linked to the Lesser Performing Reference Asset of

the S&P 500® Index and the iShares® MSCI EAFE ETF

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	May 4, 2016
Issue Date:	May 9, 2016
Final Valuation Date:*	November 6, 2017
Maturity Date:*	November 9, 2017
Reference Assets:	The S&P 500® Index (the “S&P 500 Index”) and the iShares® MSCI EAFE ETF (the “EAFE ETF”), as noted in the following table:

Reference Asset	Bloomberg Ticker	Initial Level
S&P 500 Index	SPX <Index>	2,063.37
EAFE ETF	EFA UP <Equity>	$58.01

The S&P 500 Index and the EAFE ETF are each referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”
Call Valuation Dates:*	The 4th day of each February, May, August and November during the term of the Notes, beginning in August 2016, provided that the final Call Valuation Date will be the Final Valuation Date
Call Settlement Date:

The fifth business day following the Call Valuation Date on which an Automatic Call occurs (or, if the Notes are subject to an Automatic Call on the Final Valuation Date, the Call Settlement Date will be the Maturity Date)

Buffer Percentage:	20.00%
Downside Leverage Factor:	1.25
Automatic Call:

If, on any Call Valuation Date, the Closing Level of each Reference Asset is equal to or greater than its respective Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the applicable Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called, and if you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, subject to our credit risk) determined as follows:

▪ If the Reference Asset Return of the Lesser Performing Reference Asset is equal to or greater than -20.00%, you will receive a cash payment per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset x -1]

▪                  If the Reference Asset Return of the Lesser Performing Reference Asset is less than -20.00%, you will receive a cash payment per $1,000 principal amount Note that you hold calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Lesser Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]

If your Notes are not automatically called, and if the Reference Asset Return of the Lesser Performing Reference Asset is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for each 1% that the Reference Asset Return of the Lesser Performing Reference Asset falls below -20.00%. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any payment upon an automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness or the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.  See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.15%	99.85%
Total	$3,500,000	$3,500,000	$5,250	$3,494,750

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $980.90 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-1 of this pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer equal to 0.15% of the principal amount of the notes, or $1.50 per $1,000 principal amount, and will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Redemption Price:	For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium as follows with respect to each Call Valuation Date:

Call Valuation Date	Call Premium (per $1,000 principal amount Note)
First	$22.50 (2.25% of the principal amount per Note)
Second	$45.00 (4.50% of the principal amount per Note)
Third	$67.50 (6.75% of the principal amount per Note)
Fourth	$90.00 (9.00% of the principal amount per Note)
Fifth	$112.50 (11.25% of the principal amount per Note)
Sixth (Final Valuation Date)	$135.00 (13.50% of the principal amount per Note)

Initial Level:**	With respect to a Reference Asset, the Closing Level on May 3, 2016, as noted in the table above
Final Level:	With respect to a Reference Asset, the Closing Level on the Final Valuation Date
Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Level to its Final Level, calculated as follows:
Final Level – Initial Level Initial Level
Lesser Performing Reference Asset:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth above
Closing Level:

With respect to a Reference Asset, on any date, the official closing price or level, as applicable, of the Reference Asset published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset

The term “scheduled trading day”, with respect to the S&P 500 Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, and with respect to the EAFE ETF, as set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741V3N0 / US06741V3N00

*                  Subject to postponement, as described under “Additional Terms of the Notes—Reference Asset Business Days and Market Disruption Events” in this pricing supplement

**            For the avoidance of doubt, the Initial Level for each Reference Asset is equal to the Closing Level of such Reference Asset on May 3, 2016. The Initial Levels of the Reference Assets are not based on the price or level of either Reference Asset at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this pricing supplement, refers to the date on which the Notes were initially priced for sale to the public.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•                  Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the applicable Redemption Price (if the Notes are automatically called) or a return equal to -1 times the Reference Asset Return of the Lesser Performing Reference Asset (if the Notes are not automatically called but the Reference Asset Return of the Lesser Performing Reference Asset is at least -20.00%)

•                  You do not anticipate that the Reference Asset Return of either Reference Asset will be less than -20.00% and you accept the risk that, if the Reference Asset Return of either Reference Asset does fall below -20.00%, you will lose some or all of the principal amount of your Notes

•                  You understand and accept the risk that the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek uncapped exposure to any positive performance of the Reference Assets

•                  You anticipate that the Reference Asset Return of at least one Reference Asset will be less than -20.00%

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you suffer a loss of principal, regardless of the performance of the other Reference Asset

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if they are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

•                  Reference Asset Business Days and Market Disruption Events—The Call Valuation Dates (including the Final Valuation Date), any Call Settlement Date and the Maturity Date are subject to adjustment in the event that a scheduled Call Valuation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs or is continuing with respect to either Reference Asset on a scheduled Call Valuation Date.

If a scheduled Call Valuation Date is not a Reference Asset Business Day, the Call Valuation Date will be the next following Reference Asset Business Day. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to either Reference Asset on a Call Valuation Date, the relevant Call Valuation Date will be postponed.  If such postponement occurs, the Closing Levels of the Reference Assets shall be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset.  In no event, however, will a Call Valuation Date be postponed by more than five Reference Asset Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Level of any Reference Asset unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that a Call Valuation Date (other than the Final Valuation Date) is postponed, the applicable Call Settlement Date (if an Automatic Call occurs) will be the fifth Business Day following the relevant Call Valuation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to the S&P 500 Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement. For a description of what constitutes a Market Disruption Event with respect to the EAFE ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

•                  Adjustments to the Reference Assets and the Notes—Each Reference Asset and the Notes are subject to adjustment under certain circumstances. For a description of adjustments that may affect the S&P 500 Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. For a description of adjustments that may affect the EAFE ETF and the Notes, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

The following table illustrates the hypothetical total return on the Notes under various circumstances.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment per $1,000 principal amount Note at maturity or upon an automatic call to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions.

▪                  Hypothetical Initial Level of each Reference Asset: 100.00*

▪                  Buffer Percentage: 20.00%

▪                  Downside Leverage Factor: 1.25

▪                  Redemption Price per $1,000 principal amount Note as set forth on the cover of this pricing supplement

*The hypothetical Initial Level of 100.00 for each Reference Asset has been chosen for illustrative purposes only. The actual Initial Level for each Reference Asset is as set forth on the cover page of this pricing supplement.

Examples Where the Notes are Automatically Called

Example 1: The Notes are automatically called on the first Call Valuation Date.

Reference Asset	Closing Level (First Call Valuation Date)
S&P 500 Index	105.00
EAFE ETF	115.00

Because the Closing Level of each Reference Asset is equal to or greater than its respective Initial Level on the first Call Valuation Date, the Notes are automatically called and you will receive on the Call Settlement Date the applicable Redemption Price of $1,022.50 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 2.25%.

The Notes will cease to be outstanding after the related Call Settlement Date and you will not receive any further payments on the Notes.

Example 2: The Notes are automatically called on the third Call Valuation Date.

	Closing Level
Reference Asset	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date
S&P 500 Index	85.00	105.00	120.00
EAFE ETF	115.00	90.00	110.00

Because the Closing Level of each Reference Asset is equal to or greater than its respective Initial Level on the third Call Valuation Date, the Notes are automatically called and you will receive on the Call Settlement Date the applicable Redemption Price of $1,067.50 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 6.75%.

The Notes will cease to be outstanding after the related Call Settlement Date and you will not receive any further payments on the Notes.

Example 3: The Notes are automatically called on the final Call Valuation Date.

	Closing Level
Reference Asset	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date	Fourth Call Valuation Date	Fifth Call Valuation Date	Final Valuation Date
S&P 500 Index	75.00	105.00	80.00	85.00	90.00	105.00
EAFE ETF	115.00	90.00	110.00	90.00	103.00	120.00

Because the Closing Level of each Reference Asset is equal to or greater than its respective Initial Level on the final Call Valuation Date (the Final Valuation Date), the Notes are automatically called and you will receive on the Call Settlement Date the applicable Redemption Price of $1,135.00 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 13.50%.

The Notes will cease to be outstanding after the related Call Settlement Date (which will be the Maturity Date) and you will not receive any further payments on the Notes.

Examples Where the Notes are not Automatically Called

Example 1: The Notes are not automatically called and the Reference Asset Return of the Lesser Performing Reference Asset is equal to or greater than -20.00%.

	Closing Level
Index	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date	Fourth Call Valuation Date	Fifth Call Valuation Date	Final Valuation Date
S&P 500 Index	95.00	90.00	110.00	95.00	97.00	110.00
EAFE ETF	105.00	85.00	80.00	85.00	105.00	95.00

Because the Closing Level of at least one Reference Asset is less than its Initial Level each Call Valuation Date, the Notes are not automatically called on any such date.

Because the EAFE ETF has the lower Reference Asset Return, the EAFE ETF is the Lesser Performing Reference Asset. Because the Reference Asset Return of the Lesser Performing Reference Asset is not less than -20.00%, you will receive a payment at maturity of $1,050.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset x -1]

$1,000 + [$1,000 x -5.00% x -1] = $1,050.00

The total return on investment of the Notes is 5.00%.

Example 2: The Notes are not automatically called and the Reference Asset Return of the Lesser Performing Reference Asset is less than -20.00%.

	Closing Level
Index	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date	Fourth Call Valuation Date	Fifth Call Valuation Date	Final Valuation Date
S&P 500 Index	85.00	105.00	90.00	95.00	87.00	85.00
EAFE ETF	75.00	70.00	90.00	85.00	80.00	70.00

Because the Closing Level of at least one Reference Asset is less than its Initial Level each Call Valuation Date, the Notes are not automatically called on any such date.

Because the EAFE ETF has the lower Reference Asset Return, the EAFE ETF is the Lesser Performing Reference Asset. Because the Reference Asset Return of the Lesser Performing Reference Asset is less than -20.00%, you will receive a payment at maturity of $875.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Lesser Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-30.00% + 20.00%) x 1.25] = $875.00

The total return on investment of the Notes is -12.50%.

Additional Examples of Amounts Payable at Maturity

The following table and examples are based upon the assumptions set forth above and further assume that the Notes were not automatically called prior to maturity. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Level		Reference Asset Return
S&P 500 Index	EAFE ETF	S&P 500 Index	EAFE ETF	Reference Asset Return of Lesser Performing Reference Asset	Payment at Maturity*	Total Return on the Notes
150.00	165.00	50.00%	65.00%	50.00%	$1,135.00	13.50%
140.00	155.00	40.00%	55.00%	40.00%	$1,135.00	13.50%
160.00	130.00	60.00%	30.00%	30.00%	$1,135.00	13.50%
120.00	150.00	20.00%	50.00%	20.00%	$1,135.00	13.50%
110.00	135.00	10.00%	35.00%	10.00%	$1,135.00	13.50%
105.00	100.00	5.00%	0.00%	0.00%	$1,135.00	13.50%
105.00	95.00	5.00%	-5.00%	-5.00%	$1,050.00	5.00%
90.00	105.00	-10.00%	5.00%	-10.00%	$1,100.00	10.00%
100.00	80.00	0.00%	-20.00%	-20.00%	$1,200.00	20.00%
120.00	70.00	20.00%	-30.00%	-30.00%	$875.00	-12.50%
90.00	60.00	-10.00%	-40.00%	-40.00%	$750.00	-25.00%
50.00	60.00	-50.00%	-40.00%	-50.00%	$625.00	-37.50%
120.00	40.00	20.00%	-60.00%	-60.00%	$500.00	-50.00%
115.00	30.00	15.00%	-70.00%	-70.00%	$375.00	-62.50%
20.00	90.00	-80.00%	-10.00%	-80.00%	$250.00	-75.00%
10.00	35.00	-90.00%	-65.00%	-90.00%	$125.00	-87.50%
102.00	0.00	2.00%	-100.00%	-100.00%	$0.00	-100.00%

* Per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the S&P 500 Index is 110.00 and the Final Level of the EAFE ETF is 135.00.

Because the Closing Level of each Reference Asset on the Final Valuation Date is equal to or greater than its respective Initial Level, the Notes are automatically called. You will receive on the Call Settlement Date (which is the Maturity Date) the applicable Redemption Price of $1,135.00 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 13.50%.

Example 2: The Final Level of the S&P 500 Index is 90.00 and the Final Level of the EAFE ETF is 105.00.

Because the S&P 500 Index has the lower Reference Asset Return, the S&P 500 Index is the Lesser Performing Reference Asset. Because the Final Level of at least one Reference Asset is less than its Initial Level, the Notes are not automatically called. Because the Reference Asset Return of the Lesser Performing Reference Asset is not less than -20.00%, you will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset x -1]

$1,000 + [$1,000 x -10.00% x -1] = $1,100.00

The total return on investment of the Notes is 10.00%.

Example 3: The Final Level of the S&P 500 Index is 80.00 and the Final Level of the EAFE ETF is 60.00.

Because the EAFE ETF has the lower Reference Asset Return, the EAFE ETF is the Lesser Performing Reference Asset. Because the Final Level of at least one Reference Asset is less than its Initial Level, the Notes are not automatically called. Because the Reference Asset Return of the Lesser Performing Reference Asset is less than -20.00%, you will receive a payment at maturity of $750.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Lesser Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-40.00% + 20.00%) x 1.25] = $750.00

The total return on investment of the Notes is -25.00%.

Example 4: The Final Level of the S&P 500 Index is 50.00 and the Final Level of the EAFE ETF is 60.00.

Because the S&P 500 Index has the lower Reference Asset Return, the S&P 500 Index is the Lesser Performing Reference Asset. Because the Final Level of at least one Reference Asset is less than its Initial Level, the Notes are not automatically called. Because the Reference Asset Return of the Lesser Performing Reference Asset is less than -20.00%, you will receive a payment at maturity of $625.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of the Lesser Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-50.00% + 20.00%) x 1.25] = $625.00

The total return on investment of the Notes is -37.50%.

Examples 3 and 4 above demonstrate that you will lose some or all of the principal amount of your Notes unless the Reference Asset Return of each Reference Asset exceeds -20.00%. Examples 3 and 4 further demonstrate that your investment in the Notes will be exposed on an accelerated basis to the Reference Asset Return of the Lesser Performing Reference Asset if the Reference Asset Return of such Reference Asset falls below -20.00%, regardless of the performance of the other Reference Asset.  You will lose 1.25% of the principal amount of your Notes for every 1% that the Reference Asset Return of the Lesser Performing Reference Asset falls below -20.00% and you will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

If your Notes are not automatically called, you may lose up to 100% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•                  “Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•                  “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  If the Reference Asset Return of the Lesser Performing Reference Asset is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for every 1% that the Reference Asset Return of such Reference Asset falls below -20.00%. You may lose up to 100% of the principal amount of your Notes.

•                  If Your Notes are not Automatically Called, You Will Lose Some or All of the Principal Amount of Your Notes Unless the Reference Asset Return of Each Reference Asset Equals or Exceeds -20.00%—If the Notes are not subject to an automatic call, the payment at maturity will be less than the principal amount of your Notes unless the Reference Asset Return of each Reference Asset equals or exceeds -20.00%. As described above, if the Reference Asset Return of the Lesser Performing Reference Asset is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for every 1% that the Reference Asset Return of the Lesser Performing Reference Asset falls below -20.00%.

•                  Potential Return Limited is Limited—If the Notes are automatically called, you will receive the applicable Redemption Price on the relevant Call Settlement Date. You will not participate in any appreciation of the Reference Assets above the return represented by the applicable Redemption Price, which may be significant.

If the Notes are not automatically called, the Notes provide you with the opportunity to earn a positive return even if the Reference Asset Return of the Lesser Performing Reference Asset is negative (such positive return being equal to the Reference Asset Return of the Lesser Performing Reference Asset times -1). You will have such opportunity, however, only if the Reference Asset Return for such Reference Asset is not less than -20.00%. Accordingly, if the Notes are not automatically called and if the Reference Asset Return of the Lesser Performing Reference Asset is equal to or greater than -20.00%, any positive return that you earn will not under any circumstances exceed 20.00%.

If the Reference Asset Return for the Lesser Performing Reference Asset is less than -20.00%, you will not earn any positive return (and, to the contrary, you will be exposed on an accelerated basis to the negative performance of the Lesser Performing Reference Asset and will some or all of the principal amount of your Notes).

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Level of each Reference Asset on any Call Valuation Date is equal to or greater than its respective Initial Level. Accordingly, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on a Call Settlement Date may be less than the amount that you would have received had you held your Notes to maturity. In the event than an Automatic Call occurs on any of the first five Call Valuation Dates, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If Your Notes Are Not Automatically Called, the Payment at Maturity is Not Based on the Level of Either Reference Asset at any Time Other than the Closing Level of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Levels and the Reference Asset Returns (and, accordingly, the Reference Asset Return of the Lesser Performing Reference Asset), will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date.  Accordingly, if the price or level of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, may be significantly less than it would have been had your payment at maturity been linked to the price or level of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called, your payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset. If the Reference Asset Return of the Lesser Performing Reference Asset is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for every 1% that the Reference Asset Return of the Lesser Performing Reference Asset falls below -20.00%. You may lose up to 100% of the principal amount of your Notes.  Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

•                  Whether or Not the Notes Will be Automatically Called Will Not be Based on the Levels of the Indices at Any Time Other than the Closing Levels on the applicable Call Valuation Date—Whether or not the Notes are automatically called will be based solely on the Closing Levels of the Reference Assets on each Call Valuation Date.  Accordingly, if the price or level of either Reference Asset drops on any Call Valuation Date such that the Closing Level of such Reference Assets falls below the applicable Initial Level, your Notes will not be called on such date.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any payment upon an automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the EAFE ETF or the stocks underlying either Reference Asset would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The price or level of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the EAFE ETF and the Value of the Notes:

o                 Management risk.  This is the risk that the investment strategy for the EAFE ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  However, because the EAFE ETF is not “actively” managed, it generally does not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the EAFE ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                 Derivatives risk.  The EAFE ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the EAFE ETF’s losses, and, as a consequence, the losses on your Notes, may be greater than if the EAFE ETF invested only in conventional securities.

o                 Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the EAFE ETF may not replicate the performance of, and may underperform its underlying index. The EAFE ETF will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the EAFE ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the EAFE ETF and its underlying index or due to other circumstances. During periods of market volatility, securities underlying the EAFE ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the EAFE ETF and the liquidity of the EAFE ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the EAFE ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the EAFE ETF. As a result, under these circumstances, the market value of the EAFE ETF may vary substantially from the net asset value per share of the EAFE ETF. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  The Notes are Subject to Non-U.S. Securities Market Risks—Some or all of the equity securities that are held by the EAFE ETF are issued by non-U.S. companies in non-U.S. securities markets. Securities issued by non-U.S. companies in non-U.S. securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks that securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes.  Also, the public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  The Notes are Subject to Currency Exchange Rate Risk—The securities held by the EAFE ETF are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks held in the portfolio of the EAFE ETF are denominated.  Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which securities held by the EAFE ETF are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                 the expected volatility of the Reference Assets and the stocks underlying the Reference Assets;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate on the stocks underlying the Indices;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

The S&P 500® Index

The S&P 500 Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500 Index is based on the aggregate market value of the common stocks of 500 leading companies in leading industries of the U.S. economy as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

For more information about the S&P 500 Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” and “Risk Factors” on page IS-36 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the S&P 500 Index

The table below shows the high, low and final Closing Level of the S&P 500 Index for each of the periods noted below. The graph below sets forth the historical performance of the S&P 500 Index based on daily Closing Levels from January 1, 2011 through May 4, 2016. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,131.42
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
March 31, 2015	2,117.39	1,992.67	2,067.89
June 30, 2015	2,130.82	2,057.64	2,063.11
September 30, 2015	2,128.28	1,867.61	1,920.03
December 31, 2015	2,109.79	1,923.82	2,043.94
March 31, 2016	2,063.95	1,829.08	2,059.74
May 4, 2016*	2,102.40	2,041.91	2,051.12
* For the period beginning on April 1, 2016 and ending on May 4, 2016

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The iShares® MSCI EAFE ETF

We have derived all information contained in this pricing supplement regarding the EAFE ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Reference Asset, dated December 1, 2015 and other publicly available information.

We have not independently verified the information in the prospectus for the EAFE ETF or any other publicly available information regarding the EAFE ETF.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The EAFE ETF is a separate investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the EAFE ETF.

The EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the EAFE ETF.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA and the EAFE ETF, please see the prospectus for the EAFE ETF.  In addition, information about iShares® and the EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the EAFE ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index. For more information about the MSCI EAFE Index, please see “—The MSCI EAFE Index” below.

As of May 3, 2016, the EAFE ETF’s top five holdings by country were Japan (22.48%), the United Kingdom (19.16%), France (9.87%), Switzerland (9.03%) and Germany (8.94%). As of May 3, 2016, the EAFE ETF’s top five holdings by sector were Financials (23.53%), Industrials (13.10%), Consumer Discretionary (12.50%), Consumer Staples (12.41%) and Health Care (11.57%).

The EAFE ETF uses a representative sampling indexing strategy to try to track the MSCI EAFE Index.  The EAFE ETF generally invests at least 90% of its assets in securities of the MSCI EAFE Index and depository receipts representing securities in the MSCI EAFE Index.  In addition, the EAFE ETF may invest up to 10% of its assets in other securities, including securities not in the MSCI EAFE Index, but which BFA believes will help the EAFE ETF track such index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI EAFE Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the EAFE ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI EAFE Index. Representative sampling means that the EAFE ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the MSCI EAFE Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI EAFE Index. The EAFE ETF may or may not hold all of the securities in the MSCI EAFE Index.

Correlation

The MSCI EAFE Index is a theoretical financial calculation, while the EAFE ETF is an actual investment portfolio. The performance of the EAFE ETF and the MSCI EAFE Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”. BFA expects that, over time, the tracking error for the EAFE ETF will not exceed 5%.

Industry Concentration Policy

The EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The MSCI EAFE Index

The MSCI EAFE Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets.  For more information about the MSCI Indices, generally, and the MSCI EAFE Index specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the EAFE ETF

The table below shows the high, low and final Closing Level of the EAFE ETF for each of the periods noted below. The graph below sets forth the historical performance of the EAFE ETF based on daily Closing Levels from January 1, 2011 through May 4, 2016. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2011	61.92	55.29	60.08
June 30, 2011	63.87	57.10	60.14
September 30, 2011	60.80	46.66	47.78
December 31, 2011	55.57	46.45	49.53
March 31, 2012	55.80	49.15	54.89
June 30, 2012	55.53	46.55	49.96
September 30, 2012	55.15	47.62	53.00
December 31, 2012	56.86	51.95	56.86
March 31, 2013	59.87	56.90	58.98
June 30, 2013	63.53	57.03	57.30
September 30, 2013	65.05	57.55	63.80
December 31, 2013	67.10	62.70	67.10
March 31, 2014	68.03	62.31	67.20
June 30, 2014	70.67	66.26	68.37
September 30, 2014	69.22	64.12	64.12
December 31, 2014	64.51	59.53	60.84
March 31, 2015	65.99	58.48	64.17
June 30, 2015	68.42	63.49	63.49
September 30, 2015	65.46	56.25	57.32
December 31, 2015	62.06	57.50	58.72
March 31, 2016	57.80	51.38	57.13
May 4, 2016	59.87	55.33	57.34
* For the period beginning on April 1, 2016 and ending on May 4, 2016

Historical Performance of the iShares® MSCI EAFE ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Indices.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.  In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

Although not entirely clear, it is possible that, if the EAFE ETF is the Lesser Performing Reference Asset, the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the EAFE ETF that is subject to the constructive ownership rules of Section 1260 of the Code.  Because the Notes have a return profile that differs substantially from the return profile of the EAFE ETF, we believe that Section 1260 of the Code should not apply to your Notes.  If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized amount) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the EAFE ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes.  Because the application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders.  The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017;  accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.